UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2008
Date of Report (Date of earliest event reported)

CONSTITUTION MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6139 S. Rural Road, Suite 103 Tempe, Arizona	85283-2929
(Address of principal executive offices)	(Zip Code)

(480) 820-5950
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01         Other Events

On January 31, 2008, the Board of Directors of Constitution Mining Corp. (the "Company") ratified the appointment of the following three individuals as non-executive officers of the Company:

Dr. Miles Worsley - VP Exploration. Since 1966, Dr. Worsley has pursued a career with major gold and silver mining companies. He has served as Chief Geologist with Ivanhoe Mines Ltd., Director of Ivanhoe Hereward Ventures EOD (Bulgaria) and General Manager of Ivanhoe Ventures Mining (Serbia). He currently offers his expertise to a number of private exploration companies around the world. Dr. Worsley holds a PhD in practical and applied geology of epithermal gold deposits. He is a member of the Society of Economic Geologists and a Member of the Australian Institute of Geoscientists.

Michael J. Schaefer - Chief Technology Officer. Michael Schaffer is a mining analyst and geologist who has worked for a number of mining companies around the world, including Noranda Exploration, Inc. and AMAX Exploration Inc., with a focus on gold and silver. At Noranda Exploration, Inc., Mr. Schaefer served both as a district geologist and senior geologist, managing Noranda's western U.S. exploration efforts. At AMAX Exploration Inc., he served as a contract geologist, conducting gold exploration in Montana and Idaho.

Robert Séguin - VP Finance (Europe). Mr. Séguin brings with him over 20 years of international financial experience, having served at JP Morgan, Bank of Tokyo and brokerage firms in Milan, London, Geneva and Canada. His work for strategic management was recognized by the Canadian government with his appointment to officially represent the Canadian Biotechnology sector in Europe. With a specialization in start-up companies, Mr. Séguin focuses on business development and generating increased revenue and profitability through targeted communication, marketing and salesmanship.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONSTITUTION MINING CORP.
DATE: February 1, 2008	"Daniel Hunter" ________________________________________ Name: Daniel Hunter Title: Chief Operating Officer and a Director

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